Amendment to the
Nu Holdings Ltd. 2020 Omnibus Incentive Plan

This Amendment (this "Amendment") to Nu Holdings Ltd. (the "Company") 2020 Omnibus Incentive Plan (as amended or otherwise modified from time to time, the "Plan") is approved and adopted to be effective as of July 1, 2025 (the "Effective Date").

WHEREAS, the Company desires to amend the Plan in accordance with the terms and conditions of this Amendment; and

WHEREAS, the Company may amend the Plan pursuant to Section 5.2 of the Plan, with the approval of the Compensation and People Committee and of the Board of Directors of the Company.

AMENDMENT

NOW THEREFORE, effective as of the Effective Date, the terms and conditions of the Plan are amended as follows:

1. The definition of Fair Market Value as set forth in Section 2 of the Plan is hereby deleted in its entirety and replaced with the following:

"**Fair Market Value**" of a Share as of a particular date means the closing price of a Share on the Grant Date as quoted on the applicable exchange or other comparable reporting system or any other reasonable period as determined by the Company or the Board. Notwithstanding the foregoing, if the Board determines that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the applicable Award Agreement. Such alternative definition may include a price that is based upon a valuation report prepared by an independent and specialized appraisal firm or, in the case of Shares that are listed on a securities exchange, the opening, actual, high, low or average selling prices of a Share on the applicable securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days, as the case may be."

2. **Incorporation**: This Amendment shall be deemed as amending and incorporated into the Plan. All of the terms, conditions, and provisions of the Plan shall continue unchanged and remain in full force and effect except as expressly amended by this Amendment.

IN WITNESS WHEREOF, the Company hereby executes this Amendment as of the Effective Date.

Nu Holdings Ltd.

By: guilherme lago
Name: Guilherme Marques do Lago
Title: Chief Financial Officer

By: Youssef Lahrech
Name: Youssef Lahrech
Title: President & Chief Operating Officer